 AMENDMENT NO. 1 TO STOCK PLAN RATIFICATION BY THE BOARD OF DIRECTORS ESTABLISHING ADDITIONAL AMOUNT OF SHARES TO BE REGISTERED PURSUANT TO AMENDMENT NO. 1 TO THE 1995 STOCK OPTION AND STOCK AWARD PLAN OF GOLD CHAIN MINING COMPANY WHEREAS, The Gold Chain Mining Company (the "Company") adopted the 1995 Stock Option and Stock Award Plan (the "Plan") by approval of the Board of Directors (the "Board") in June, 1995, and by approval of the Company shareholders on June, 1995; WHEREAS, on June 8, 2001, the Company registered 1,500,000 shares to be administered under the Plan, and on June 29, 2001, the Board approved and caused to be issued 280,000 shares. WHEREAS, Amendment No. 1 to the Plan was approved by the Board on July 31, 2001, and approved by a majority consent of the shareholders on July 31, 2001. The Board caused an additional 5,000,000 shares to be registered by the filing of a Post-Effective Amendment to the Form S-8; and WHEREAS, this Ratification is made pursuant to the authority granted by the shareholders to the Board under the terms of the Plan, and is authorized by the unanimous consent of the Board, as recorded by resolution of the Board of Directors. NOW, THEREFORE, the Plan, as amended, is hereby ratified to permit the aggregate registration of up to a total of 5,000,000 shares of the Company's common stock that may be issued subject to the terms of the Plan, or if already issued, that their issuance is hereby ratified under the Plan and made a part of the registration being put into effect by the filing of this Form S-8. The Registration Statement shall be amended by short-form registration to cause the number of registered shares to be increased by 2,500,000, such that the total of shares registered under authority of Form S-8 will increase from 1,500,000 to 4,000,000 all of which shall be registered and eligible for eventual issuance as free-trading stock. Except as amended hereby, the Plan remains unmodified and in full force and effect.